Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@resources-us.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850 or mike_sitrick@sitrick.com

Resources Connection to Create New Corporate Advisory and
Restructuring Business Through Acquisition of Sitrick And Company
and Brincko Associates

IRVINE, Calif., October 29, 2009  /PRNewswire/ — Resources Connection, Inc., (NASDAQ: RECN), today announced the formation of a Corporate Advisory and Restructuring  subsidiary through the acquisition of the business of Sitrick And Company, Inc., one of the nation’s leading strategic communications firms and Brincko Associates, Inc., a widely-respected corporate advisory and restructuring firm.

The acquisitions, which include the purchase of certain assets of both Sitrick And Company and Brincko Associates, and the personal goodwill of Michael Sitrick, CEO of Sitrick and Company, will be made for aggregate initial consideration of $43.3 million, comprising $28.2 million in cash and approximately 810,000 shares of restricted stock which, for financial reporting purposes, will be valued at the closing price of Resources’ stock on the date the transaction closes, plus an earn-out based on the achievement of certain adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”)  levels over a period of four years from the date of closing. The transaction is subject to customary closing conditions, including the completion of the audited financial statements for Brincko Associates, and is expected to close within the next 30 days.  The principal acquisition agreement provides that the employees of the new subsidiary would share in up to 20 percent of the earn-out based upon the achievement of certain growth targets.

Following the closing, this new Resources subsidiary will be called Sitrick Brincko Group, LLC.  Michael Sitrick will be Chairman and CEO of the new subsidiary and will report directly to Donald B. Murray, Chairman and CEO of Resources.  John Brincko will be President and COO of the new subsidiary.

Sitrick And Company, with offices in Los Angeles, New York, San Francisco and Miami, specializes in corporate, financial, transactional and crisis communications. It was founded in 1989. Headquartered in Southern California, Brincko Associates is an international management consulting firm established in 1979.

Mr. Murray said the transaction, which is expected to be immediately accretive, will make Resources a meaningful player in the corporate advisory and restructuring market.

“Strategically, the acquisition of the business of Sitrick And Company augments Resources’ “first in” capabilities as corporate issues arise and require immediate communication strategy formulation and execution,” Mr. Murray said.  “In such situations, companies often require significant assistance to react proactively to the business issues at hand.  Such matters include business and financial restructuring, dispute resolution assistance, interim senior-level management or forensic accounting assistance.”

“Brincko Associates brings significant, added expertise in each of these areas to Resources.  By combining the specialized skill sets of these two businesses with Resources’ consultant capabilities, geographic footprint and client base, we believe we will greatly increase our ability to assist clients during challenging periods in a more cost effective manner than currently offered by traditional consulting firms,” he said.

“All one has to do is to read the daily headlines to see why we are so excited about this acquisition,” Mr. Murray said.  “Despite predictions that the recession is over, the business landscape remains littered with troubled companies and indeed whole industries. The constricted financing environment over the past couple of years has further exacerbated these problems and deepened the pipeline of troubled companies.  We believe this transaction provides significant opportunities for growth.”

“The anticipated synergies between Sitrick, Brincko and Resources not only provide this vehicle for growth,” he stated, “but what we all believe is a cost-effective means for companies undergoing change to work through their problems.  Sitrick’s and Brincko’s ability to provide expert senior-level corporate advisory, turnaround and communications counsel is recognized nationwide.  Resources, with over 2000 consultants and 82 locations throughout the world, provides the means to staff assignments with as many highly-qualified accounting, human resources and IT professionals as required, at a cost that is considerably less than comparable turnaround firms are charging.”

Mr. Sitrick added, “We believe there is a paradigm shift occurring in the advisory and restructuring business due to the cash squeeze that companies in the current economic environment are experiencing.  This is particularly true for those attempting a restructuring.”

He continued, “What we are hearing from Boards, companies and creditors is they recognize that to get the best talent, they have to pay the going rate for the top people – lawyers, turnaround professionals and communications executives. They are looking for alternatives, with respect to the rates they have to pay, when they must replace or augment an accounting, human resources or IT department.  Sitrick’s and Brincko’s combination with Resources provides us – and our clients – with a very attractive quality and financial alternative.”

Mr. Brincko stated, “By way of example only, a review of one bankruptcy court filing showed that if the debtor used Resources’ professionals for a number of finance, accounting and IT roles instead of the service provider whose professionals were included in the fee application, the entity would have achieved substantial savings.”

Mr. Brincko continued, “There is a lot of money that could be saved by just replacing one group of accountants and IT professionals for another with comparable or greater experience.  And remember, we are not talking about changing out the top executives in this matter, but the mid- and lower-level professionals with like or more experienced people.”

Mr. Sitrick added, “The change that John and I are talking about could make the difference between a company surviving and successfully emerging from a restructuring and one going into liquidation – at the very least, it should result in an increased recovery for creditors.”

Mr. Murray added, “We believe that Mike Sitrick, John Brincko and their teams are among the best known and most respected professionals in their fields. In the restructuring segment of Sitrick’s business, for example, over the past 20 years, his firm has managed the strategic communications for approximately 300 companies in Chapter 11.  These include such well-known matters as Delphi, Conseco, Inc., Collins & Aikman, Federal-Mogul Corporation, Global Crossing, Interstate Bakeries, Laidlaw, Mirant Corporation, Public Service of New Hampshire, Purina Mills, Refco, Service Merchandise, Singer, Solutia, US Airways, Orange County, CA,  America West Airlines, Barneys New York and Worldcom.  This year, the firm is handling or has handled 15 Chapter 11 cases and five out-of-court restructurings.”

He continued, “John Brincko, who is in the process of completing a chapter 11 restructuring assignment at Spansion, Inc., has managed such restructurings as Barneys New York, Consolidated Freightways, Mossimo, Inc., Knudsen Foods, Inc., CalComp Technology, Sun World International, Sahlen & Associates, Strouds and Omnimedical.  In each of these matters, John Brincko served as the CEO (or, as to Barneys New York, President and COO, and as to Spansion as CRO) of each company during a portion of the restructuring.”

In addition to its strategic communication counseling in restructuring cases, the Sitrick firm has been involved in a wide spectrum of matters including mergers and acquisitions, proxy contests, withhold vote contests, product recalls, business litigation of all kinds  - from patent infringement suits to allegations of stock manipulation, financial restatements and write-downs, state and federal government investigations, criminal indictments, insurance fraud, labor issues (including emergency executive transitions, sexual harassment and sex discrimination cases), fraudulent conveyance cases, trade disputes, environmental issues and product liability claims.

Brincko Associates, in addition to restructuring services, debtor representation, liquidation management and business dissolution management, provides such other services as customer, vendor and employee relations consulting, crisis management, financial structure analysis, cash management, interim management, complex negotiations, risk assessment, cost reduction and seller representation.

Mr. Murray said that Sitrick and Brincko’s work in these and other areas should also provide synergy for both Sitrick and Resources to grow their other lines of business.

“We have over 2,100 clients worldwide,” he said, “and all of them will likely have a situation at one time or another that could benefit from Sitrick Brincko Group’s help across all areas of specialty.”

Mr. Sitrick said, “Like John, I have had many opportunities to sell or merge my business over the years but chose to stay independent. This combination gives me an opportunity to not only partner with one of the most respected people in the corporate advisory and restructuring business, but to operate on a global platform utilizing the outstanding professionals of Resources Global Professionals.  Most importantly, it provides both John and me with the opportunity to provide real added value to clients and potential clients on a global basis.”

Mr. Brincko said, “Both Mike and I feel that this transaction provides a unique opportunity:  to help companies, to help creditors and to take our practices to a new level.  Like Mike, I am very excited about the opportunity this combination provides and look forward to the weeks, months and years ahead.”

For the twelve months ended December 31, 2008 and the six months ended June 30, 2009, Sitrick And Company and Brincko Associates had combined revenue of approximately $24.4 million and $14.4 million, respectively, and adjusted EBITDA of $10.5 million and $6.6 million, respectively. Adjusted EBITDA represents EBITDA adjusted for certain expenses which are not anticipated to recur post-transaction.

In connection with the acquisition, at the closing, Michael Sitrick and John Brincko will enter into a 54-month employment contract with the Resources subsidiary.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, Resources Global Professionals drives internal change across all parts of a global enterprise - finance and accounting, information management, internal audit, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, it is a publicly traded company with over 2,700 professionals, from 82 practice offices, annually serving 2,100 clients around the world. Its professionals have an average of 18-years of experience in fields such as finance and accounting, human capital, information management, internal audit, legal and supply chain.

Headquartered in Irvine, California, Resources Global has served 84 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 8:30 a.m., ET tomorrow, October 30, 2009.  This conference call will be available for listening via a webcast on the Company’s website: http://www.resourcesglobal.com.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.  In this press release, such statements include our belief that the closing of the acquisitions will occur within the next 30 days, that the acquisitions will be immediately accretive to Resources, that the acquisitions will make Resources a meaningful player in the corporate advisory and restructuring market, that the acquisitions will greatly increase our ability to assist clients in a more cost effective manner than offered by traditional consulting firms, that troubled companies and industries and the constricted financing environment provides opportunity for growth, that the anticipated synergies between Sitrick, Brincko and Resources provide a vehicle for growth and is a cost-effective means for companies undergoing change, that the use of Resources’ professionals would have resulted in substantial savings,  that there is a paradigm shift in the advisory and restructuring business, that the combination of Sitrick and Brincko with Resources provides clients with an attractive quality and financial alternative, and that Resources’ clients will benefit from Sitrick’s and Brincko’s help. Such statements and all phases of Resources Connection’s operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113).  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Resources Connection’s, and its industry’s, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  The Company undertakes no obligation to update the forward-looking statements in this press release.

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